EXHIBIT 10.8

AMENDED & RESTATED

EXECUTIVE EMPLOYEE SALARY CONTINUATION AGREEMENT

FOR

James Bomberg

THIS AMENDED AND RESTATED AGREEMENT is made this 29th day of June, 2007 between Merchants & Manufacturers Bancorporation, a Wisconsin corporation (the “Company”) and James Bomberg (the “Participant”).

WHEREAS, the Participant is an executive employee of the Company and as such has materially contributed to the Company’s position,

WHEREAS, the Company established this Agreement for purposes of promoting in the Participant the strongest interest in the successful operation of the Company and increased efficiency in his work and to provide the Participant benefits upon retirement, death, disability or other Separation From Service, in consideration of services to be performed after the date of this Agreement but prior to his retirement; and

WHEREAS, Employer and Participant now wish to amend and restate this Agreement to comply with the requirements of Internal Revenue Code Section 409A.

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1.	Definitions.

A.           Administrative Committee - “Administrative Committee” shall mean the committee appointed pursuant to Section 4 of this Agreement.

B.           Age - “Age” shall mean the age of the person as of his last birthday.

C.           Change in Control - “Change in Control” shall mean the first to occur of any of the following events:  (a) any person or entity becomes, subsequent to the date of this Agreement, the beneficiary owner, directly or indirectly of 51% or more of the then issued and outstanding voting stock of the Company (and, for the purposes hereof, a person will be considered to be a beneficial owner of such stock if such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power, which includes the power to vote or to direct the voting of such stock, or investment power, which includes the power to dispose or to direct the disposition of such stock), (b) the Company merges or consolidates with or reorganizes with or into any other corporation or corporations other than its affiliates or engages in any other similar business combination or reorganization, or (c) the Company sells, assigns or transfers all or substantially all of its business and assets, in one or a series of related transactions, except any such sales to affiliates.

D.           Disability - “Disability” shall mean, if the Participant is insured under a life insurance policy the premiums for which are paid by the Company, and which policy contains a “waiver of premium” benefit, the definition of total disability contained in the insurance policy.  If the Participant is not insured under such a life insurance policy, the Company shall, in its complete and sole discretion, determine whether the Participant is disabled for the purposes of this Agreement.

E.           Discharge for Cause - “Discharge for Cause” shall mean the Participant’s Separation From Service because of (a) the Participant’s willful and continued failure to substantially perform his duties (other than any such failure resulting from his incapacity due to physical or mental illness), after a demand for substantial performance is delivered to him by the Company which specifically identifies the manner in which the Company believes he has not substantially performed his duties; (b) any willful act of misconduct by the Participant which is materially injurious to the Company, monetarily or otherwise; (c) a criminal conviction of the Participant for any act involving the business and affairs of the Company; (d) a criminal conviction of the Participant for commission of a felony; or (e) the removal of the Participant by a regulatory agency.  For purposes of this definition, no act or failure to act on the Participant’s part will be considered “willful” unless done or omitted by him not in good faith and without reasonable belief that his act or omission was in the best interest of the Company.

F.           Early Retirement Date - “Early Retirement Date” shall mean the first day of the month following the month in which a Participant reaches age 60.

G.           Normal Retirement Date - “Normal Retirement Date” shall mean the first day of the month following the month in which a Participant reaches age 65.

H.           Separation From Service - “Separation From Service” means the termination of the Participant’s employment with the Employer for reasons other than death.  Whether a Separation From Service takes place is determined in accordance with the requirements of Internal Revenue Code Section 409A based on the facts and circumstances surrounding the termination of the Participant’s employment and whether the Employer and the Participant intended for the Participant to provide significant services for the Employer following such termination.

I.           Specified Employee– “Specified Employee” shall have the same meaning as under Internal Revenue Code Section 409A and the regulations thereunder.

2.	Eligibility.

The Participant is eligible for the benefits provided herein in accordance with the terms of this Agreement upon the execution hereof.

A Participant shall cease to be a Participant at Separation From Service.  However, the employment of a Participant shall not be deemed to be terminated by reason of an approved leave of absence granted in accordance with uniform rules applied in a non-discriminatory manner.

3.           Payment of Benefits.

3.1           Benefits Upon Normal Retirement.

Upon a Participant’s Separation From Service on the Normal Retirement Date, the Company shall pay to the Participant, as compensation for services rendered prior to such date, the sum of $60,700.00 per year, payable subject to the restriction in Section 3.8 below, in monthly installments of $5,058.33 each, commencing on the first day of the month coincident with or next following the date of Separation From Service and continuing on the first day of each month thereafter for a period of fifteen years, but in any event until a minimum of 180 total monthly payments are made to the Participant or the Participant’s beneficiary per Section 3.6(b).

3.2           Benefits Upon Early Retirement.

Upon a Participant’s Separation From Service on or after reaching the Early Retirement Date but prior to the Normal Retirement Date, the Company shall pay to the Participant, as compensation for services rendered prior to such date, monthly payments equal to the benefit described in Schedule A, attached.  Subject to the restriction in Section 3.8 below, such payments shall commence on the first day of the month coincident with or next following the date of Separation From Service and shall continue on the first day of each month thereafter for a period of fifteen years but in any event until a minimum of 180 payments are made to the Participant or to the Participant’s beneficiary per Section 3.6(b).

3.3           Benefits Upon Late Retirement.

Upon a Participant’s Separation From Service after the Normal Retirement Date, the Company shall pay to the Participant as compensation for services rendered prior to such date, the normal retirement benefit described in Section 3.1 above, increased by .05 per year or .00416 for each month that the Participant’s Separation From Service is deferred beyond the Normal Retirement Date, in equal monthly installments, subject to the restriction in Section 3.8 below, commencing on the first day of the month coincident with or next following the date of Separation From Service and continuing on the first day of each month thereafter for the periods specified in Section 3.1.

3.4           Benefits Upon Disability.

Upon a Participant’s Separation From Service prior to the Normal Retirement Date due to Disability, no separate provision is made for a disability benefit under this Agreement.  However, any such Participant shall be considered, notwithstanding such Separation From Service, to continue to be a Participant in this Agreement, and in the event of such Participant’s death while disabled and for so long as the disability continues prior to reaching the Early Retirement Date, such Participant’s beneficiary shall receive the survivor’s benefits described in Section 3.6(a).  In the event the Participant lives to the Early Retirement Date, the Participant shall be entitled to receive the early retirement benefit described in Section 3.2, such payments commencing on the first day of the month coincident with or next following the Early Retirement Date.

3.5           Other Terminations of Employment.

a)           Voluntary Separation From Service Prior to the Early Retirement Date or Discharge for Cause at any Time.  Upon a Participant’s voluntary Separation From Service prior to reaching the Early Retirement Date, for reasons other than death or Disability, or upon the Participant’s Discharge for Cause at any time, the Company shall not be obligated to pay any benefit to the Participant pursuant to this Agreement, and the Participant shall have no further right to receive any benefit hereunder.

b)           Involuntary Separation From Service Prior to the Early Retirement Date Other Than Because of Death, Disability or Discharge for Cause.  Upon a Participant’s involuntary Separation From Service prior to reaching the Early Retirement Date, for reasons other than death, disability, or Discharge for Cause, the Company shall pay to the Participant as compensation for services rendered prior to such Separation From Service, a sum to be negotiated between the Participant and the Company at the time of termination.  Such negotiated amount shall be paid in a manner such that it qualifies as either (i) a short-term deferral under Section 1.409A-1(b)(4) of the Treasury Regulations or (ii) separation pay that is not a deferral of compensation under Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.

c)           Separation From Service At or After A Change in Ownership of Control.  If a Participant incurs a voluntary or involuntary Separation From Service prior to reaching the Early Retirement Date, for reasons other than death, disability, or discharge for cause, but on or after the occurrence of a Change in Control, and in connection with such change, the Participant’s title, duties, responsibilities, or compensation is significantly lessened or his situs of employment is changed, without his consent, the Company shall pay to the Participant, as compensation for services rendered prior to such Separation From Service, monthly payments equal to the benefit described in Schedule A, attached.  In the event the Separation From Service occurs within the two-year period following the date of a Change of Control, and Participant is entitled to benefits under this Section 3.5(c), the Company shall pay the Participant a lump sum payment equal to the present value of the benefits described in Schedule A, calculated as if the payments would begin on the date of the Participant’s Separation From Service and using a discount rate equal to 120% of the long-term applicable federal rate published by the IRS for the month in which the Change of Control occurs.  Subject to the restriction in Section 3.8 below, the lump sum payment shall be made to the Participant within thirty (30) days after the Participant’s Separation From Service.  In the event the Separation From Service occurs later than the two-year period following the date of a Change of Control and Participant is entitled tobenefits under this Section 3.5(c), the Company shall pay the Participant the monthly benefit in Schedule A, commencing on the first day of the month coincident with or next following the date of the Separation From Service and shall continue on the first day of the month thereafter for a period of fifteen years but in any event until a minimum of 180 payments are made to the Participant or the Participant’s beneficiary per Section 3.6(b).

3.6           Survivorship Benefits.

a)           Prior to Commencement of Normal or Early Retirement Benefits.  If a Participant dies while in the service of the Company or after a Separation From Service due to Disability and while Disabled or after a Separation From Service on or after the Early Retirement Date, but prior to commencement of any benefit payments under this Agreement, the Company shall pay to the Participant’s beneficiary a survivor’s benefit of 180 equal monthly installments of $5,058.33 commencing on the first day of the month after the Participant’s death and continuing on the first day of each month thereafter until all such payments are completed.  In the event a beneficiary dies before receiving all the survivor’s benefit payments, the remaining payments shall be paid to the legal representatives of the beneficiary’s estate.  Payment of the survivor’s benefit shall relieve the Company of the obligation to pay any other benefit which the Participant would have otherwise received, under the terms of this Agreement.

b)           After Commencement of Benefits.  If a Participant dies after any benefit payments have commenced, but prior to receiving all of the scheduled minimum number of monthly payments, the Company shall pay the remaining monthly payments to the Participant’s beneficiary.  In the event a beneficiary dies before receiving all the remaining payments, the then-remaining payments shall be paid to the legal representatives of the beneficiary’s estate.

3.7           Recipients of Payments:  Designation of Beneficiary.

All payments to be made by the Company shall be made to the Participant, if living.  In the event of a Participant’s death prior to the receipt of all benefit payments, all subsequent payments to be made under this Agreement shall be to the beneficiary or beneficiaries of the Participant.  The Participant shall designate a beneficiary by filing a written notice of such designation with the Company in such form as the Company may prescribe.  The Participant may revoke or modify said designation at any time by a further written designation.  The participant’s beneficiary designation shall be deemed automatically revoked in the event of the death of the beneficiary or, if the beneficiary is the Participant’s spouse, in the event of dissolution of marriage.  If no designation shall be in effect at the time any benefits payable under this Agreement shall become due, the beneficiary shall be the spouse of the Participant, or if no spouse is then living, the legal representatives of the Participant’s estate.

3.8           Restriction on Timing of Distribution.

Notwithstanding any provision of this Agreement to the contrary, if the Participant is considered a Specified Employee at the time of his or her Separation From Service, under such procedures as established by the Employer, in accordance with Section 409A of the Code, benefit distributions that are made upon such Separation From Service may not commence earlier than six (6) months after the date of such Separation From Service.  Therefore, in the event this Section 3.8 is applicable to the Participant, any distributions which would otherwise be paid to the Participant within the first six months following the date of the Participant’s Separation From Service shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the Separation From Service.  All subsequent distributions shall be paid in the manner specified.

4.	Administration and Interpretation of this Agreement.

The Board of Directors shall appoint an Administrative Committee consisting of three (3) or more persons to administer and interpret this Agreement.  Interpretation by the Administrative Committee shall be final and binding upon a Participant.  The Administrative Committee may adopt rules and regulations relating to this Agreement as it may deem necessary or advisable for the administration thereof.

5.	Claims Procedure.

If the Participant or the Participant’s beneficiary (hereinafter referred to as a “Claimant”) is denied all or a portion of an expected benefit under this Plan for any reason, he or she may file a claim with the Administrative Committee.  The Administrative Committee shall notify the Claimant within 60 days of allowance or denial of the claim, unless the Claimant receives written notice from the Administrative committee prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision.  The notice of the Administrative Committee’s decision shall be in writing, sent by mail to Claimant’s last known address, and, if a denial of the claim, must contain the following information:

a)           the specific reasons for the denial;

b)           specific reference to pertinent provisions of the Plan on which the denial is based; and

c)           if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.

6.	Review Procedure.

a)           A Claimant is entitled to request a review of any denial of his claim by the Administrative Committee.  The request for review must be submitted in writing within 60 days of mailing a notice of the denial.  Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied.  The Claimant or his representative shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing.

b)           If the request for review by a Claimant concerns the interpretation and application of the provisions of the Agreement and the Company’s obligations, then the review shall be conducted by a separate committee consisting of three persons designated or appointed by the Administrative Committee.  The separate committee shall afford the Claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review decision in writing, all within sixty (60) days after receipt of a request for a review, provided that, in special circumstances (such as the necessity of holding a hearing) the committee may extend the time for decision by not more than sixty (60) days upon written notice to the Claimant.  The Claimant shall receive written notice of the separate committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of this Agreement.

7.	Life Insurance and Funding.

The Company in its discretion may apply for and procure as owner and for its own benefit, insurance on the life of the Participant, in such amounts and in such forms as the Company may choose.  The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Company he shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.

The rights of the Participant, or his beneficiary, or estate, to benefits under the Plan shall be solely those of an unsecured creditor of the Company.  Any insurance policy or other assets acquired by or held by the Company in connection with the liabilities assumed by it pursuant to the Plan shall not be deemed to be held under any trust for the benefit of the Participant, his beneficiary, or his estate, or to be security for the performance of the obligations of the Company but shall be, and remain, a general, unpledged, and unrestricted asset of the Company.

If this Agreement is funded through insurance on the life of the Participant, then in the event of such Participant’s death during the first two (2) years after the effective date of this Agreement, and if such Participant’s death was a result of suicide or if such Participant made any material misstatement or failed to make a material disclosure of information in any documentation which the Participant is requested to complete in connection with this Agreement, then no death benefits under the terms of this Agreement will be payable, unless and to the extent that the Board of Directors of Company, in their absolute discretion, may otherwise determine.

8.	Assignment of Benefits.

Neither the Participant nor any other beneficiary under the Plan shall have any right to assign the right to receive any benefits hereunder, and in the event of any attempted assignment or transfer, the Company shall have no further liability hereunder.

9.	Employment Not Guaranteed by Agreement.

Neither this Agreement nor any action taken hereunder shall be construed as giving a Participant the right to be retained as an Executive Employee or as an employee of the Company for any period.

10.	Taxes.

The Company shall deduct from all payments made hereunder all applicable federal or state taxes required by law to be withheld from such payments.

11.	Amendment and Termination.

The Board of Directors may, at any time, amend or terminate this Agreement, provided that the Board may not reduce or modify any benefit in pay status to a Participant or beneficiary hereunder or any benefit that would become payable hereunder if the Participant were to have died or were to have been involuntarily terminated under Section 3.5(b) hereof on the day prior to such action by the Board, without the prior written consent of the Participant.

The Company is entering into this Agreement upon the assumption that certain existing tax laws will continue in effect in substantially their current form.  In the event of any changes in Federal law relating to and allowing the tax-free accumulation of earnings within a life insurance policy, the income tax-free payment of proceeds from life insurance policies or any other law which would result in a material adverse impact upon the Company’s ability to perform its obligations under this Agreement, the Company shall have an option to terminate or modify this Agreement subject to the protection afforded Participant in the preceding paragraph above.

12.	Construction.

This Agreement shall be construed according to the laws of the state of Wisconsin.

13.	Form of Communication.

Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Company shall be made in writing and in such form as the Company shall prescribe.  Such communication shall be effective upon mailing, if sent by first class mail, postage pre-paid, and addressed to the Company’s office at 5445 Westridge Drive, New Berlin, WI  53151.

14.           Captions.

The captions at the head of a section or a paragraph of this Agreement are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Agreement.

15.           Severability.

The invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.

16.           Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of the Company and the Participant, and each of their successors, heirs, personal representatives and permitted assigns.  No sale of substantially all of the Company’s assets shall be made without the buyer expressly assuming the obligation of this Agreement.  The Company further agrees that it will not be a party to any merger, consolidation or reorganization unless and until its obligations hereunder are expressly assumed by the successor or successors.

17.           Compliance with Section 409A.

This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the effective date of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first set above.

By: /s/ Michael J. Murry
Chairman of the Board

/s/ James Bomberg
Participant

SCHEDULE A

James Bomberg

End of Plan Year	Age	Salary Cont. Liability	Annual Benefit For 15 Years

1	48	$9,849	$1,270
2	49	$20,729	$2,675
3	50	$32,748	$4,225
4	51	$46,026	$5,935
5	52	$60,694	$7,825
6	53	$76,899	$9,915
7	54	$94,800	$12,225
8	55	$114,575	$14,775
9	56	$136,422	$17,590
10	57	$160,556	$20,700
11	58	$187,217	$24,140
12	59	$216,670	$27,940
13	60	$249,206	$32,135
14	61	$285,150	$36,770
15	62	$324,858	$41,890
16	63	$368,724	$47,550
17	64	$417,183	$53,795
18	65	$470,716	$60,700